GLOBAL IMAGING SYSTEMS, INC.

RATIO OF EARNINGS TO FIXED CHARGES                                  Exhibit 12.1
(DOLLARS IN THOUSANDS)


                                                         Fiscal Year Ended March 31,              Nine Months Ended December 31,
                                             ---------------------------------------------------  ------------------------------
                                                                                      Pro forma                        Pro forma
                                               1995       1996      1997      1998      1998 (1)    1997       1998     1998 (1)
                                             --------   --------  --------  --------  ----------  --------   --------  ---------
Income (loss) before
         taxes and extraordinary item            (629)        83     2,130     8,401      10,017     5,538     15,798     18,989

Fixed charges:
Interest expense (including debt cost
  amortization)                                   375      2,041     3,189     6,713      18,702     4,534      5,443     10,313
Interest - capitalized leases                       -          -         -         -           -         -          -          -
Estimated interest factor on rent                  68        188       264       699       1,011       422        831      1,036
                                             -----------------------------------------------------------------------------------
Total fixed charges                               443      2,229     3,453     7,412      19,713     4,956      6,274     11,349

                                             -----------------------------------------------------------------------------------
Earnings - adjusted                              (186)     2,312     5,583    15,813      29,730    10,494     22,072     30,338
                                             ===================================================================================
Ratio of earnings to fixed charges (2)              -       1.04      1.62      2.13        1.51      2.12       3.52       2.67
                                             ===================================================================================

(1) The pro forma information takes into account the effect of acquisitions.
(2) For the fiscal year ended March 31, 1995, earnings were insufficient to cover fixed charges by $0.6 million.